ANGI REPORTS Q4 2025
Q4'25 Operating income grew 175% and Adjusted EBITDA grew 25%
FY'25 Operating income of $65 million and Adjusted EBITDA of $140 million
Angi repurchased 19.9% of its shares outstanding since its spin-off from IAC

DENVER — February 10, 2026 — Angi Inc. (NASDAQ: ANGI) released its fourth quarter results today and separately posted a letter to shareholders from Jeff Kip, the Chief Executive Officer of Angi Inc., on the Investor Relations section of Angi Inc.’s website at ir.angi.com.

ANGI INC. SUMMARY RESULTS
($ in millions except per share amounts)
	Q4 2025	Q4 2024	% Change

Revenue	$240.8	$267.9	-10%
Operating income	5.9	2.2	175%
Net earnings (loss)	7.2	(1.3)	NM
Diluted earnings (loss) per share	$0.17	$(0.03)	NM
Adjusted EBITDA	39.7	31.8	25%

See reconciliations of GAAP to non-GAAP measures beginning on page 10.
Q4 2025 PERFORMANCE AND UPDATES
•Revenue was down (10)% from the prior year due primarily to a (79)% decrease in Network Revenue as a result of the implementation of homeowner choice in January 2025, partially offset by a 23% increase in Proprietary Revenue from strong execution in paid marketing in Proprietary channels. Following the successful completion of the transition to homeowner choice, Angi continues to expect to return to revenue growth for fiscal year 2026.
•Service Requests decreased (4)% and Leads decreased (9)% year-over-year in Q4 2025. Proprietary Service Requests increased 15% year-over-year and Proprietary Leads increased 25% year-over-year in Q4 2025, primarily driven by improvements in customer experience and strong performance in performance marketing. Network Service Requests declined (69)% and Network Leads declined (78)% year-over-year in the fourth quarter driven by the implementation of homeowner choice in January of 2025.
•Revenue per Lead decreased (2)% year-over-year in Q4 2025 vs. an increase of 11% in Q3 2025, primarily driven by delivering additional Leads to subscription Pros in excess of their contract values.
•Operating income was $5.9 million, up from $2.2 million in Q4 2024, which reflects a $12.8 million restructuring expense due to a reduction of the Company’s global workforce, a $7.1 million decrease in depreciation due primarily to lower capitalized software and real estate-related write-offs in 2024, and a $0.7 million decrease in stock-based compensation expense.
•Adjusted EBITDA was $39.7 million, up from $31.8 million in Q4 2024, driven by both a reduction in fixed costs and greater efficiency and lower costs in Pro acquisition. The results exclude both of the potential $5.0 million one-time income items referenced in the 3rd quarter shareholder letter.
•Between November 3, 2025 and December 31, 2025, the Company repurchased 3.2 million common shares for an aggregate of $37.3 million. As of December 31, 2025, there were no shares remaining in its share repurchase authorization. Since the spin-off from IAC Inc. on March 31, 2025, Angi has repurchased 9.9 million shares or 19.9% of its shares outstanding at the time of the spin-off for $138.0 million.
•The Company recorded an income tax benefit of $2.7 million in Q4 2025 for an effective tax rate of 30% in fiscal year 2025 and (61)% in Q4 2025. The Q4 tax benefit was primarily due to a release of valuation allowance. The effective tax rate for the year is higher than the statutory rate of 21% due primarily to the effect of cross-border tax laws, change in unrecognized tax benefits and state taxes, partially offset by research credits and a valuation allowance release. In the prior year period, the Company recorded an income tax provision of $1.7 million, which was due primarily to unbenefited realized losses and the impact of stock-based awards.

OPERATING METRICS
In Q1 2025, the Company introduced new metrics to better reflect the core business activities, targeted customer behaviors, and unit economics. Definitions can be found on page 14, and more information regarding the changes is available in the Q1 2025 Earnings Release and the "Angi Change to Key Metrics Q1 2025 Primer" document available at https://ir.angi.com/quarterly-earnings.

QUARTERLY PRO METRICS
(in thousands, rounding differences may occur)
	Q4 2025	Q4 2024	% Change

Acquired Pros	20	27	-27%
Average Monthly Active Pros	111	143	-23%
Average Monthly Churn	-6.0%	-6.5%	8%

PROPRIETARY AND NETWORK CHANNEL METRICS
(in thousands, rounding differences may occur)
	Q4 2025	Q4 2024	% Change

Service Requests
Proprietary	3,224	2,806	15%
Network	252	823	-69%
Total	3,476	3,629	-4%

Leads
Proprietary	4,399	3,508	25%
Network	376	1,746	-78%
Total	4,775	5,255	-9%

Proprietary Revenue	$195,986	$159,733	23%
Network Revenue	$16,744	$79,511	-79%

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2025:

•Angi Inc. had 40.1 million shares of Class A and no shares of Class B common stock outstanding,

•Angi Inc. had $303.7 million in cash and cash equivalents,

•ANGI Group, LLC (a subsidiary of Angi Inc.) had $500.0 million of 3.875% Senior Notes due August 15, 2028, and

•ANGI Group, LLC had $175.0 million available under its senior secured revolving facility, including a letter of credit sublimit of up to $25.0 million, that matures on November 6, 2030.

As of December 31, 2025, Angi Inc. had no shares remaining of its approximately 3.2 million stock repurchase authorization, which was approved by the Angi Inc. Board of Directors on September 17, 2025.

CONFERENCE CALL

Angi Inc. will host a conference call to answer questions regarding its fourth quarter results on Wednesday, February 11, 2026, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Angi Inc.’s businesses. The conference call will be accessible to the public at ir.angi.com and a recording of the webcast will be made available at the location.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg. Exercise	As of
	Shares	Price	2/6/26	Dilution At:

Share Price			$11.85	$12.00	$13.00	$14.00	$15.00

Absolute Shares as of 2/6/26	40.1		40.1	40.1	40.1	40.1	40.1

SARs and Options	1.0	$18.45	0.0	0.0	0.0	0.0	0.0
RSUs and MSUs	3.3		0.9	0.9	0.9	0.9	0.9
Total Dilution			0.9	0.9	0.9	0.9	0.9
% Dilution			2.1%	2.1%	2.1%	2.1%	2.1%
Total Diluted Shares Outstanding			41.0	41.0	41.0	41.0	41.0

The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on February 6, 2026, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $16.3 million, assuming a stock price of $11.85 and a 50% withholding rate.

ANGI INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(In thousands, except per share data)
Revenue	$240,768	$267,869	$1,030,535	$1,185,112
Cost of revenue (exclusive of depreciation shown separately below)	8,819	16,179	47,436	57,578
Gross profit	231,949	251,690	983,099	1,127,534
Operating costs and expenses:
Selling and marketing expense	120,238	130,821	507,546	601,638
General and administrative expense	62,068	73,282	262,878	319,999
Product development expense	15,931	22,511	87,361	95,360
Depreciation	13,175	20,311	45,319	86,052
Restructuring	12,789	—	12,789	—
Amortization of intangibles	1,800	2,600	1,800	2,600
Total operating costs and expenses	226,001	249,525	917,693	1,105,649
Operating income	5,948	2,165	65,406	21,885
Interest expense	(5,305)	(5,045)	(20,469)	(20,169)
Other income, net	3,853	3,328	17,590	18,361
Earnings before income taxes	4,496	448	62,527	20,077
Income tax benefit (provision)	2,728	(1,734)	(18,695)	16,771
Net earnings (loss) from continuing operations	7,224	(1,286)	43,832	36,848
Net earnings attributable to noncontrolling interests	—	—	—	(844)
Net earnings (loss) attributable to Angi Inc. shareholders	$7,224	$(1,286)	$43,832	$36,004

Per share information attributable to Angi Inc. shareholders:
Basic earnings (loss) per share	$0.17	$(0.03)	$0.96	$0.72
Diluted earnings (loss) per share	$0.17	$(0.03)	$0.94	$0.71

Stock-based compensation expense by function:
Selling and marketing expense	$669	$1,077	$2,861	$4,605
General and administrative expense	3,878	4,224	4,651	24,533
Product development expense	1,462	1,384	7,246	5,640
Total stock-based compensation expense	$6,009	$6,685	$14,758	$34,778

ANGI INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31, 2025	December 31, 2024
	(In thousands)
ASSETS
Cash and cash equivalents	$303,701	$416,434
Accounts receivable, net	33,054	36,670
Other current assets	29,627	41,981
Total current assets	366,382	495,085

Capitalized software, leasehold improvements and equipment, net	99,101	79,564
Goodwill	890,066	883,440
Intangible assets, net	167,142	167,662
Deferred income taxes	126,229	169,073
Other non-current assets, net	31,448	35,911
TOTAL ASSETS	$1,680,368	$1,830,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$34,031	$18,319
Deferred revenue	22,096	42,008
Accrued expenses and other current liabilities	166,311	171,351
Total current liabilities	222,438	231,678

Long-term debt, net	497,667	496,840
Deferred income taxes	1,498	1,500
Other long-term liabilities	31,399	37,916

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Class A common stock	538	113
Class B convertible common stock	—	422
Class C common stock	—	—
Additional paid-in capital	1,427,693	1,465,640
Accumulated deficit	(150,880)	(195,015)
Accumulated other comprehensive income (loss)	5,938	(2,495)
Treasury stock	(355,923)	(205,864)
Total shareholders’ equity	927,366	1,062,801
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,680,368	$1,830,735

ANGI INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
	Years Ended December 31,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net earnings	$43,832	$36,848
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	45,319	86,052
Provision for credit losses	48,491	57,261
Stock-based compensation expense	14,758	34,778
Non-cash lease expense (including impairment of right-of-use assets)	7,366	16,010
Amortization of intangibles	1,800	2,600
Deferred income taxes	13,166	(23,951)
Other adjustments, net	(1,190)	(433)
Changes in assets and liabilities:
Accounts receivable	(43,754)	(45,385)
Other assets	13,391	28,932
Accounts payable and other liabilities	(3,825)	(601)
Operating lease liabilities	(13,070)	(19,376)
Income taxes payable and receivable	(1,170)	(9,070)
Deferred revenue	(20,041)	(7,724)
Net cash provided by operating activities	105,073	155,941

Cash flows from investing activities:
Capital expenditures	(59,600)	(50,492)
Proceeds from sales of fixed assets	145	81
Net cash used in investing activities	(59,455)	(50,411)

Cash flows from financing activities:
Debt issuance costs	(1,684)	—
Purchases of treasury stock	(148,676)	(28,605)
Purchase of noncontrolling interests	—	(16,019)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(7,982)	(7,578)
Distribution from IAC pursuant to the tax sharing agreement	—	(1,548)
Other, net	—	(9)
Net cash used in financing activities	(158,342)	(53,759)

Total cash (used) provided	(112,724)	51,771
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(120)	473
Net (decrease) increase in cash and cash equivalents and restricted cash	(112,844)	52,244
Cash and cash equivalents and restricted cash at beginning of period	416,545	364,301
Cash and cash equivalents and restricted cash at end of period	$303,701	$416,545

Significant Expenses
The following tables present the significant expenses included in the Company’s segment reporting performance measure, Segment Adjusted EBITDA, that are regularly provided to the Chief Operating Decision Maker (CODM):

	Three Months Ended December 31,
	2025	2024	2025	2024
	(In thousands)		As a percentage of revenue
U.S.*
Cost of revenue	$7,323	$14,693	3%	6%
Consumer marketing expense	80,471	63,165	38%	26%
Variable expense	23,864	29,783	11%	12%
Pro acquisition expense	31,558	47,189	15%	20%
Fixed expense	36,912	53,153	17%	22%
Total U.S. expenses	$180,128	$207,983	85%	87%
International
Cost of revenue	$1,496	$1,485	5%	5%
Consumer marketing expense	3,090	2,977	11%	10%
Variable expense	4,522	6,829	16%	24%
Pro acquisition expense	3,025	4,508	11%	16%
Fixed expense	8,592	12,329	31%	43%
Total International expenses	$20,725	$28,128	74%	98%
Consolidated
Cost of revenue	$8,819	$16,178	4%	6%
Consumer marketing expense	83,561	66,142	35%	25%
Variable expense	28,386	36,612	12%	14%
Pro acquisition expense	34,583	51,697	14%	19%
Fixed expense	45,504	65,482	19%	24%
Total expenses	$200,853	$236,111	83%	88%
*During the fourth quarter of 2025, the Company changed the name of its “Domestic” segment to “U.S.” segment. The change reflects an updated naming convention and did not result in any change to the composition of the segment or how the Company evaluates its performance in the current year as well as prior periods. As a result of this updates, the Company now has the following two operating segments: (i) U.S. and (ii) International (consisting of businesses in Europe and Canada).

Pro acquisition expense for the three months ended December 31, 2025 excludes $2.3 million of commissions capitalized in the three months ended December 31, 2025 and includes $4.8 million of capitalized commissions amortized from prior periods. Pro acquisition expense for the three months ended December 31, 2024 excludes $5.8 million of commissions capitalized in the three months ended December 31, 2024 and includes $10.3 million of capitalized commissions amortized from prior periods.

	Years Ended December 31,
	2025	2024	2025	2024
	(In thousands)		As a percentage of revenue
U.S.
Cost of revenue	$42,942	$53,139	5%	5%
Consumer marketing expense	323,470	309,139	36%	29%
Variable expense	105,371	124,150	12%	12%
Pro acquisition expense	139,801	233,645	15%	22%
Fixed expense	179,673	206,687	20%	20%
Total U.S. expenses	$791,257	$926,760	88%	88%
International
Cost of revenue	$4,494	$4,439	4%	3%
Consumer marketing expense	16,861	15,346	13%	12%
Variable expense	21,018	19,533	17%	15%
Pro acquisition expense	13,454	22,326	11%	17%
Fixed expense	43,378	51,393	34%	40%
Total International expenses	$99,205	$113,037	78%	88%
Consolidated
Cost of revenue	$47,436	$57,578	5%	5%
Consumer marketing expense	340,331	324,485	33%	27%
Variable expense	126,389	143,683	12%	12%
Pro acquisition expense	153,255	255,971	15%	22%
Fixed expense	223,051	258,080	22%	22%
Total expenses	$890,462	$1,039,797	86%	88%

Pro acquisition expense for the year ended December 31, 2025     excludes $10.0 million of commissions capitalized in the year ended December 31, 2025 and includes $28.2 million of capitalized commissions amortized from prior periods. Pro acquisition expense for the year ended December 31, 2024 excludes $39.5 million of commissions capitalized in the year ended December 31, 2024 and includes $49.2 million of capitalized commissions amortized from prior periods.

Revenue by Segment

	Three Months Ended December 31,			Years Ended December 31,
	2025	2024	% Change	2025	2024	% Change
($ in millions; rounding differences may occur)
U.S.	$212.7	$239.2	-11%	$904.1	$1,056.1	-15%
International	28.0	28.6	-2%	126.5	129.0	-2%
Total Revenue	$240.8	$267.9	-10%	$1,030.5	$1,185.1	-13%

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES AND SIGNIFICANT EXPENSES
($ in millions; rounding differences may occur)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended December 31, 2025
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Adjusted EBITDA
U.S.	$1.5	$5.3	$13.0	$1.8	$11.0	$32.6
International	4.5	0.7	0.1	—	1.8	7.1
Total	$5.9	$6.0	$13.2	$1.8	$12.8	$39.7
Interest expense	(5.3)
Other income, net	3.9
Earnings before income taxes	4.5
Income tax benefit	2.7
Net earnings attributable to Angi Inc. shareholders	$7.2

	Three Months Ended December 31, 2024
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Adjusted EBITDA
U.S.	$2.7	$6.4	$19.6	$2.6	$—	$31.3
International	(0.6)	0.3	0.8	—	—	0.5
Total	$2.2	$6.7	$20.3	$2.6	$—	$31.8
Interest expense	(5.0)
Other income, net	3.3
Earnings before income taxes	0.4
Income tax provision	(1.7)
Net loss attributable to Angi Inc. shareholders	$(1.3)

	Twelve Months Ended December 31, 2025
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Adjusted EBITDA
U.S.	$41.9	$13.1	$45.0	$1.8	$11.0	$112.8
International	23.5	1.7	0.3	—	1.8	27.3
Total	$65.4	$14.8	$45.3	$1.8	$12.8	$140.1
Interest expense	(20.5)
Other income, net	17.6
Earnings before income taxes	62.5
Income tax provision	(18.7)
Net earnings attributable to Angi Inc. shareholders	$43.8

	Twelve Months Ended December 31, 2024
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Adjusted EBITDA
U.S.	$10.1	$33.7	$83.0	$2.6	$—	$129.4
International	11.7	1.1	3.1	—	—	16.0
Total	$21.9	$34.8	$86.1	$2.6	$—	$145.3
Interest expense	(20.2)
Other income, net	18.4
Earnings before income taxes	20.1
Income tax benefit	16.8
Net earnings	36.8
Net earnings attributable to noncontrolling interests	(0.8)
Net earnings attributable to Angi Inc. shareholders	$36.0
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Twelve Months Ended December 31,
($ in millions; rounding differences may occur)	2025	2024
Net cash provided by operating activities	$105.1	$155.9
Capital expenditures	(59.6)	(50.5)
Free Cash Flow	$45.5	$105.4

RECONCILIATION OF TOTAL OPERATING COSTS AND EXPENSES TO SIGNIFICANT EXPENSES

	Three Months Ended December 31, 2025
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$203.9	$(5.3)	$(13.0)	$(1.8)	$(11.0)	$172.8
International	22.1	(0.7)	(0.1)	–	(1.8)	19.4
Total	$226.0	$(6.0)	$(13.2)	$(1.8)	$(12.8)	$192.2

	Three Months Ended December 31, 2024
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$221.8	$(6.4)	$(19.6)	$(2.6)	$–	$193.3
International	27.7	(0.3)	(0.8)	–	–	26.6
Total	$249.5	$(6.7)	$(20.3)	$(2.6)	$–	$219.9

	Twelve Months Ended December 31, 2025
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$819.2	$(13.1)	$(45.0)	$(1.8)	$(11.0)	$748.3
International	98.5	(1.7)	(0.3)	–	(1.8)	94.7
Total	$917.7	$(14.8)	$(45.3)	$(1.8)	$(12.8)	$843.0

	Twelve Months Ended December 31, 2024
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$992.8	$(33.7)	$(83.0)	$(2.6)	$–	$873.6
International	112.8	(1.1)	(3.1)	–	–	108.6
Total	$1,105.6	$(34.8)	$(86.1)	$(2.6)	$–	$982.2

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered our primary segment measure of profitability and is one of the metrics, along with Free Cash Flow, by which we evaluate the performance of our businesses and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; and (4) restructuring. The Company believes this measure is useful for analysts and investors as this measure allows a more meaningful comparison between its performance and that of its competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Definitions of Significant Expenses

Consumer Marketing Expense includes (i) advertising expenditures to promote the brand to consumers with (a) online marketing, including fees paid to search engines and other online marketing platforms, partners who direct traffic to our brands, and app platforms, and (b) offline marketing, which is primarily television, streaming and radio advertising, (ii) compensation expense, excluding stock-based compensation, and other employee-related costs for consumer marketing personnel and (iii) outsourced personnel costs.

Pro Acquisition Expense includes (i) advertising expenditures to promote the brand to Pros with (a) online marketing, including fees paid to search engines and other online marketing platforms, partners who direct traffic to the brands within the Angi Inc. segments, and app platforms, and (b) offline marketing, which is primarily television, streaming and radio advertising and (ii) compensation expense, excluding stock-based compensation, and other employee-related costs for pro acquisition sales and marketing personnel.

Fixed Expense includes (i) compensation expense, excluding stock-based compensation, and other employee-related costs for personnel engaged in (a) the design, development, testing, and enhancement of product offerings and related technology and (b) executive management, finance, legal, tax, marketing and human resources functions, (ii) software license and maintenance costs, (iii) rent expense and facilities costs (including impairments of ROU assets), (iv) fees for professional services and (iv) outsourced personnel costs for personnel engaged in product development.

Variable Expense includes (i) compensation expense, excluding stock-based compensation, and other employee-related costs for personnel engaged in customer service functions, (ii) provision for credit losses, (iii) outsourced personnel costs for personnel engaged in assisting in customer service functions and (iv) service guarantee expense.

Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights ("SARs"), restricted stock units ("RSUs"), stock options and performance-based RSUs and market-based awards. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 4 for a summary of our dilutive securities as of February 6, 2026, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as professional relationships, technology and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Restructuring are costs associated with a formal restructuring plan that are primarily related to workforce reductions. The Company excludes these expenses because they are not reflective of ordinary course ongoing business and operating results.

Metric Definitions

In Q1 2025, the Company introduced the following:

•New metrics: Proprietary Channels, Network Channels, Acquired Pros, and Average Monthly Active Pros
•Revised language used to describe Service Requests and Leads (formerly known as Monetized Transactions). Neither the data nor definitions of these metrics changed; only the terminology was updated in an effort to make the concepts more intuitive.

U.S. Revenue – primarily comprised of revenue generated within the U.S. segment, including Lead revenue for consumer matches, revenue from Pros under contract for advertising, membership subscription revenue from Pros and consumers and revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company connects them with a Pro to perform the service.

International Revenue – comprised of revenue generated within the International segment (consisting of businesses in Europe and Canada), including Lead revenue for consumer matches and membership subscription revenue from Pros.

Proprietary Revenue – the portion of U.S. Revenue allocated to Proprietary channels, calculated based on the proportionate share of Leads originating from Proprietary channels in the period.

Network Revenue – the portion of U.S. Revenue allocated to Network channels, calculated based on the proportionate share of Leads originating from Network channels in the period.

Service Requests – requests for connections with Pros in the period, which include pre-priced offerings and indications of interest expressed on a Pro profile.

Leads – connections between consumers and Pros resulting from a Service Request in the period, including the completion of a job related to a pre-priced offering; a single Service Request can result in multiple Leads.

Proprietary – refers to sources of Service Requests in which consumers go through an Angi proprietary user experience or a retail partner experiences.

Network – refers to sources of Service Requests in which consumers are presented with Angi Pros through a third party website experience.

Acquired Pros – new Pros onboarded onto the Angi platform and eligible to receive Leads in the period.

Average Monthly Active Pros – the average number of Pros per month that (i) received Leads, (ii) were presented on a Service Request where they agreed to receive a Lead if selected, (iii) requested to be connected to a consumer on a Service Request, or (iv) accepted an offer to complete a pre-priced Service Request.

Revenue per Lead – U.S. Revenue (unless noted otherwise) divided by Leads.

Average Monthly Churn – (Active Pros in the current month that were acquired in prior months divided by Active Pros in the prior month) - 1.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, February 11, 2026, may contain "forward‑looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "may," "will," "should," "could," "intend," "target," "project," "continue," "anticipates," "estimates," "expects," "plans," and "believes," and “potential” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of the Company and its businesses, business prospects and strategy, the timing, development and expected impact of strategic and product initiatives, future capital allocation strategy, anticipated trends and prospects in the home services industry and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the continued migration of the home services market online, (ii) our ability to market our various products and services in a successful and cost-effective manner, (iii) the continued prominence of the display of links to websites offering our products and services in search results, (iv) our ability to expand our pre-priced offerings, while balancing the overall mix of service requests and directory services on Angi Inc. platforms, (v) our ability to establish and maintain relationships with quality and trustworthy Pros, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to access, share, use and protect the personal data of consumers, (viii) our continued ability to communicate with consumers and Pros via e-mail (or other sufficient means), (ix) our ability to continue to generate leads for Pros given changing requirements applicable to certain communications with consumers, (x) any challenge to the contractor classification or employment status of our Pros, (xi) our ability to compete, (xii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (xiii) our ability to maintain and/or enhance our various brands, (xiv) our ability to protect our systems, technology and infrastructure from cyberattacks (including cyberattacks experienced by third parties who whom we do business), (xv) the occurrence of data security breaches and/or fraud, (xvi) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xvii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructures (and those of third parties with whom we do business), (xviii) changes in key personnel, (xix) various risks related to our relationship with IAC following the spin-off, (xx) our ability to generate sufficient cash to service our indebtedness and (xxi) certain risks related to ownership of our Class A common stock. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission (the "SEC"), including the most recent Annual Report on Form 10-K filed with the SEC on February 28, 2025, and subsequent reports that Angi Inc. files with the SEC. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About Angi Inc.

Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home service professionals grow their business. We started in 1995 with a simple goal to help people find skilled local home pros from plumbers and electricians to remodelers and landscapers to get their jobs done well. Now 30 years later, we've evolved to help people with everything from finding, booking and hiring a skilled pro, to researching costs and finding project inspiration. Homeowners have turned to Angi, and our vast network of skilled home pros, for help with more than 300 million projects.

Contact Us

Angi Inc. Investor Relations
(720) 282-1958
ir@angi.com

Angi Inc. Corporate Communications
(303) 963-8352

Angi Inc.
3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com